EXHIBIT 5.1

Letterhead of Zysman, Aharoni, Gayer & Co./Sullivan & Worcester LLP

October 19, 2009

Pluristem Therapeutics Inc.
MATAM Advanced Technology Park,
Building No. 20, Haifa,
Israel 31905

Re:	Registration of Shares under the Pluristem Therapeutics Inc. Amended and Restated 2005 Stock Option Plan

Dear Ladies and Gentlemen:

        In connection with the registration under the Securities Act of 1933, as amended (the “Act”), by Pluristem Therapeutic Inc., a Nevada corporation (the “Company”), of 4,697,328 shares of its common stock, par value $.00001 per share (“Common Stock”), that are to be issued under the Company’s Amended and Restated 2005 Stock Option Plan (the “Plan”), including shares of common stock issuable upon the exercise of options granted and to be granted pursuant to the provisions of the Plan (all such shares issued or to be issued thereunder referred to herein as, the “Registered Shares”), the following opinion is furnished to you to be filed with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Company’s Registration statement on Form S-8 (the “Registration Statement”) under the Act.

        We have acted as counsel to the Company in connection with the Registration Statement and we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Restated Articles of Incorporation of the Company, as currently in effect, the Amended By-laws of the Company, as currently in effect, the minute books and corporate records of the Company, and such other documents as we have considered necessary and appropriate in order to furnish the opinion hereinafter set forth.

        For purposes of our opinion, we have examined an official compilation of “Title 7 – Business Associations; Securities; Commodities, Chapter – 78 – Private Corporations” of the Nevada Revised Statutes (such examination being limited to the provisions of such statutes only, and not including any annotations or commentary) (“Chapter 78 of the Nevada Law”). Other than such examination and our examination of the documents indicated above, we have made no other examination in connection with this opinion. We express no opinion herein as to any laws other than Chapter 78 of the Nevada Law and the federal law of the United States, and we express no opinion as to state securities or “blue sky” laws.

        Based on and subject to the foregoing, we are of the opinion that, when issued in accordance with the terms of the Plan and the options or other rights granted thereunder, the Registered Shares will be duly authorized, validly issued, fully paid and nonassessable by the Company.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/S/ ZYSMAN, AHARONI, GAYER & CO. / SULLIVAN & WORCESTER LLP